Exhibit 99.1

CORMEDIX Therapeutics AnnounceS POSITIVE Topline Results from PHASE III respect TriaL assessing Rezzayo® for the PROPHYLAXIS of invasive fungal diseases in ALLOGENEIC Haematopoietic Stem Cell Transplantation PATIENTS

– The study primary endpoint was met, showing non-inferiority vs. standard antimicrobial regimen in fungal free survival at Day 90 –

– Study showed favorable benefit for toxicity related discontinuations and drug-drug interactions –

– Rezafungin was well tolerated, with a safety profile comparable to standard antimicrobial regimens –

Parsippany, NJ – April 27, 2026 – CorMedix Therapeutics (Nasdaq: CRMD) today announced positive Phase III topline results from the global ReSPECT clinical trial evaluating REZZAYO® (rezafungin for injection) for prophylaxis of invasive fungal diseases (IFDs) in adult patients undergoing allogeneic hematopoietic stem cell transplantation (HSCT).

The ReSPECT Phase III study, one of the largest anti-fungal multicenter, randomized, double-blind studies evaluated the efficacy and safety of once weekly rezafungin (rezafungin acetate) compared with a standard antimicrobial regimen (SAR) for the prophylaxis of invasive fungal diseases, including infections caused by Candida, Aspergillus, and Pneumocystis, in adults undergoing allogeneic HSCT. Patients undergoing allogeneic blood and marrow transplantation face prolonged periods of immunosuppression and routinely require extended antifungal prophylaxis, representing a setting where differentiated dosing, improved side effect profile, and reduced DDI is beneficial, and comparable efficacy is expected.

The ReSPECT study met its primary endpoint for FDA and EMA for fungal-free survival at Day 90 showing non-inferiority vs. SAR, with 60.7% fungal-free survival at Day 90 for rezafungin compared to 59.0% for standard antimicrobial regimen. This demonstrates that rezafungin’s differentiated pharmacokinetics/pharmacodynamics (PK/PD) profile was comparable to the standard antimicrobial regimen (SAR) in reducing the incidence of invasive fungal infections in a high-risk patient population. Rezafungin was well tolerated, with a safety profile showing a favorable benefit/risk profile for immunocompromised patients.

The Phase III study topline results demonstrated comparable efficacy against invasive infections from candida, aspergillus and pneumocystis in both therapeutic arms, as well as comparable mortality. In addition, results showed a favorable profile in multiple secondary endpoints, most notably treatment emergent adverse events leading to dose reduction, interruption or withdrawal of study drug, and treatment emergent adverse events leading to study discontinuation.

“We believe this positive outcome of the Phase III ReSPECT study meaningfully strengthens REZZAYO’s long-term potential value proposition to patients and clinicians,” said Joseph Todisco, Chairman & Chief Executive Officer of CorMedix Therapeutics. “Preliminary topline results for ReSPECT demonstrate clinical efficacy in prevention against all three measured pathogens, as well as positive differentiation in certain safety related secondary endpoints, specifically drug-drug interactions and toxicity related discontinuations, which positions REZZAYO well to become an attractive alternative to the standard anti-fungal regimen, if approved by FDA for an expanded indication of prophylaxis of IFD.  Our deepest gratitude goes out to the patients, their caregivers, investigators and the study staff whose dedication and participation enabled this compelling clinical outcome.”

This clinical trial has been sponsored by Mundipharma.  Mundipharma has commercial rights to rezafungin outside the U.S. Mundipharma has partnered with Melinta Therapeutics, LLC, a wholly owned subsidiary of CorMedix for US distribution of rezafungin. The companies anticipate a pre-NDA submission meeting with FDA in the coming months, followed by a target submission of a supplemental New Drug Application (sNDA) to the FDA in 2H26 based on the ReSPECT results.

About rezafungin

Rezafungin is a next generation echinocandin approved for the treatment of candidemia and invasive candidiasis in adults.1,2 Invasive candidiasis continues to be an area of significant unmet need, especially for critically ill patients in hospitals and patients with compromised immune systems. Despite a number of available treatments, the mortality rate for patients with invasive candidiasis is as high as 40%.3,4

Rezafungin has been studied for the prophylaxis of invasive fungal diseases in adults undergoing allogeneic HSCT.

CorMedix estimates that the potential US market opportunity for REZZAYO in prophylaxis exceeds $2 billion, based on internal analyses and assumptions. These estimates are forward-looking statements and are subject to regulatory approvals, clinical practice considerations, and market adoption. Rezafungin has orphan drug exclusivity through 2035 and patent coverage through 2038 in the U.S.

REZZAYO® is a Registered Trademark of Mundipharma, used under license by Melinta Therapeutics LLC, a wholly owned subsidiary of CorMedix in the US.

About CorMedix

CorMedix Therapeutics is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases in the United States. CorMedix is focused on selling and marketing products in institutional settings of care in the US and has field based medical and commercial infrastructure deployed in hospitals, clinics and infusion centers. Rezafungin is currently approved for the treatment of candidemia and invasive candidiasis in adults. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements including, but not limited to statements regarding the risk that topline data from CorMedix’s and its partners’ clinical trials, including the ReSPECT study, that CorMedix announces or publishes from time to time may change as more patient data become available or may be interpreted differently if additional data is disclosed; estimates of total addressable market size; expectations regarding product utilization and sales; failure to successfully conduct future clinical trials, including due to CorMedix’s or its partners’ potential inability to enroll or retain sufficient patients to conduct and complete the trials or generate data necessary for regulatory approval, among other things; development of unexpected safety or efficacy concerns related to CorMedix’s product candidates; expectations and timing regarding clinical trials and development and expectations of CorMedix’s product pipeline; expectations regarding implementation and perceived benefits of CorMedix’s products; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals; and reporting obligations related thereto, the expiration of intellectual property protection for certain of the company’s products and competition from generic and biosimilar products. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its most recent Annual Report on Form 10-K, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CorMedix Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

References:

1.	REZZAYO® United States Prescribing Information. Available at: chrome-https://www.accessdata.fda.gov/drugsatfda_docs/label/2025/217417s008lbl.pdf (last accessed April 2026).

2.	Bassetti M, et al. Crit Care 2019;23(1):219.

3.	Cortegiani A, et al. Cochrane Database Syst Rev 2016;2016:Cd004920.

4.	N. Zhang et al. Global burden of hematologic malignancies and evolution patterns over the past 30 years. Blood Cancer Journal 2023 available at: https://pmc.ncbi.nlm.nih.gov/articles/PMC10188596/pdf/41408_2023_Article_853.pdf (last accessed April 2026).

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